Exhibit 99.1

Dream Finders Announces First Quarter 2022 Results

Homebuilding Revenues up 94%, Gross Margin Improvement of 380 Basis Points to 18.7%,
Backlog of Sold Homes Increases to 7,413 Homes, Valued at $3.4 Billion

Jacksonville, Fla. – May 10, 2022 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders” or “DFH”) (NASDAQ: DFH), one of the nation’s fastest-growing companies, announced its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights (As Compared to First Quarter 2021)

•	Backlog of sold homes increased 105.2% to 7,413 homes valued at $3.4 billion, both Company records, compared to 3,612 homes valued at $1.4 billion

•	Homebuilding revenues increased 93.6% to $662.5 million from $342.2 million

•	Gross margin as a percentage of homebuilding revenues increased 380 basis points to 18.7% from 14.9%

•	Pre-tax income increased 182.1% to $63.2 million, compared to $22.4 million

•	Net income attributable to DFH was $43.7 million, or $0.42 per diluted share, compared to $16.1 million, or $0.18 per diluted share

•	Average sales price of homes closed increased 40.0% to $470,218 from $335,986

•	Home closings increased 36.8% to 1,371 from 1,002 homes

•	Net new orders increased 19.5% to 2,402 from 2,010

•	Active community count increased 71.7% to 206 from 120

•	Return on participating equity was 40.9% for the trailing twelve months ended March 31, 2022, compared to 37.4% for the trailing twelve months ended March 31, 2021

•	Controlled lot pipeline increased 74.7% to 39,474 as of March 31, 2022, compared to 22,591 as of March 31, 2021

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Our team has worked extremely hard to manage through supply chain challenges, identify efficiencies and deliver great results to shareholders. I am most proud of the improved margins and EPS growth. Margins improved year over year to 18.7%, a record for the Company, however, there is still a long way to go to meet our expectations. EPS grew 133% versus the year-ago quarter with a record first quarter net earnings of $43.7 million, or $0.42 per diluted share. We delivered homebuilding revenue growth of 94% compared to the prior year-ago quarter. Despite the increasing rate environment, we continue to experience strong demand for our product and have built this Company on a strategy that allows us to be nimble and adjust quickly to market conditions. We believe we are well-positioned for another strong year of growth at Dream Finders.”

First Quarter 2022 Results

Homebuilding revenues for the first quarter 2022 increased 93.6% to $662.5 million, compared to $342.2 million in the year-ago quarter. Home closings increased 36.8% to 1,371, compared to 1,002 in the year-ago quarter. Average sales price (“ASP”) of homes closed for the first quarter 2022 was $470,218, compared to $335,986 in the year-ago quarter. The ASP increase was primarily due to the MHI acquisition as well as home price appreciation.

Homebuilding gross margin percentage in the first quarter 2022 improved 380 basis points to 18.7%, compared to 14.9% in the year-ago quarter. The gross margin improvement was attributable to our team’s ability to increase prices while managing cost inflation, as well as lower cost of funds.

Selling, general and administrative expenses as a percentage of homebuilding revenues was 9.3% in the first quarter 2022, compared to 8.6% in the year-ago quarter; the slight increase is due to increased infrastructure to support the Company’s record backlog that will deliver in 2022 and beyond.

Net new orders in the first quarter 2022 increased 19.5% to 2,402, compared to 2,010 in the year-ago quarter, primarily due to increased community count as a result of the MHI acquisition. The cancellation rate remains within the Company’s historical averages at 13.4% for the quarter ended March 31, 2022, compared to 8.1% in the year-ago period. At the end of the first quarter 2022, DFH had the largest backlog in the Company’s history with 7,413 homes, valued at $3.4 billion, which represents record increases of 105.2% and 142.9%, respectively, when compared to the year-ago quarter. As of March 31, 2022, the ASP in backlog was $464,550.

Net income attributable to DFH in the first quarter 2022 was $43.7 million, or $0.42 per diluted share, compared to $16.1 million, or $0.18 per diluted share in the first quarter 2021.

Full Year 2022 Outlook

Dream Finders Homes maintains its guidance of a minimum of 7,000 home closings for the full year 2022. Any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively impact the Company’s ability to achieve this number of home closings in 2022. As of March 31, 2022, the Company backlog was 7,413 homes, with approximately 20.0% of the homes in backlog expected to be delivered in 2023 and beyond. The Company continues to believe the backlog of homes sold is the best indicator for future growth.

 The following table shows the backlog units and ASP as of March 31, 2022 by segment:

	As of March 31, 2022 (unaudited)
Backlog:	Units	13	Average Sales Price
Jacksonville	1,826		$ 372,744
Colorado	149		592,211
Orlando	957		527,355
DC Metro	64		649,231
The Carolinas	1,132		331,703
Texas	2,068		626,520
Other (1)	1,217		375,905
Total	7,413		$ 464,550

(1)	Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations, exclusive of MHI.

About Dream Finders Homes, Inc.

Dream Finders Homes (NASDAQ: DFH) is based in Jacksonville, FL, and is one of the nation’s fastest-growing companies, with industry-leading returns on shareholders’ equity. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia, Maryland, and the DC Metro area. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2022 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)

	For the Three Months Ended March 31, (unaudited)
	2022	2021
Revenues:
Homebuilding	$662,473	$342,167
Other	1,593	1,393
Total revenues	664,066	343,560
Homebuilding cost of sales	538,868	291,037
Selling, general and administrative expense	61,710	29,315
Income from equity in earnings of unconsolidated entities	(2,960)	(1,732)
Contingent consideration revaluation	4,192	1,183
Other (income) expense, net	(969)	703
Interest expense	13	642
Income before taxes	63,212	22,412
Income tax expense	(16,878)	(4,816)
Net and comprehensive income	46,334	17,596
Net and comprehensive income attributable to non-controlling interests	(2,618)	(1,475)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$43,716	$16,121

Earnings per share(1)
Basic	$0.43	$0.18
Diluted	$0.42	$0.18
Weighted-average number of shares
Basic	92,758,939	92,521,482
Diluted	102,496,876	92,596,960
Other Financial and Operating Data
Active communities at end of period(2)	206	120
Home closings	1,371	1,002
Average sales price of homes closed(3)	$470,218	$335,986
Net new orders	2,402	2,010
Cancellation rate	13.4%	8.1%
Backlog (at period end) - homes	7,413	3,612
Backlog (at period end, in thousands) - value	$3,443,709	$1,356,436
Gross margin (in thousands)(4)	$123,605	$51,130
Gross margin %(5)	18.7%	14.9%
Net profit margin %	6.6%	4.7%

(1)
The Company calculated earnings per share (“EPS”) based on net income attributable to common stockholders for the period January 21, 2021 through March 31, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization as described in Note 1. Nature of Business and Significant Accounting Policies, resulting in 92,521,482 shares of common stock outstanding as of the closing of the initial public offering. The total outstanding shares of common stock are made up of Class A common stock and Class B common stock, which participate equally in their ratable ownership share of the Company. Diluted shares were calculated by using the treasury stock method for stock grants and the if-converted method for the convertible preferred stock and the associated preferred dividends.

(2)	A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
(3)	Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(4)	Gross margin is homebuilding revenues less homebuilding cost of sales.
(5)	Calculated as a percentage of homebuilding revenues.

	Three Months Ended March 31,
	2022 (unaudited)				2021 (unaudited)
	Units	Column2	Average Sales Price	Column1	Units 2	Units 3	Average Sales Price2
Home Closings:
Jacksonville	269		$ 453,134		295		$ 326,023
Colorado	70		557,092		34		445,239
Orlando	106		436,542		161		400,050
DC Metro	15		791,901		24		579,653
The Carolinas	252		331,425		343		287,172
Texas (1)	483		570,236		-		-
Other (2)	176		378,889		145		334,646
Total	1,371		$ 470,218		1,002		$ 335,986

(1)	Texas consists of the operations of MHI, which was acquired on October 1, 2021.
(2)	Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations, exclusive of MHI.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021

Assets
Cash and cash equivalents	$100,140	$227,227
Restricted cash (VIE amounts of $3,759 and $4,275)	60,875	54,095
Accounts receivable (VIE amounts of $3,621 and $2,684)	33,534	33,482
Inventories:
Construction in process and finished homes	1,112,085	961,779
Company owned land and lots	104,407	83,197
VIE owned land and lots	15,564	21,686
Total inventories	1,232,056	1,066,662
Lot deposits	275,354	241,406
Other assets (VIE amounts of $1,965 and $2,185)	57,401	43,962
Equity method investments	14,480	15,967
Property and equipment, net	6,620	6,789
Operating lease right-of-use assets	26,581	19,359
Deferred tax asset	5,386	4,232
Intangible assets, net of amortization	8,112	9,140
Goodwill	171,927	171,927
Total assets	$1,992,466	$1,894,248
Liabilities
Accounts payable (VIE amounts of $1,429 and $1,309)	$136,665	$113,498
Accrued expenses (VIE amounts of $6,062 and $6,915)	126,906	139,508
Customer deposits	206,065	177,685
Construction lines of credit	770,000	760,000
Notes payable (VIE amounts of $125 and $1,979)	1,725	3,292
Operating lease liabilities	27,065	19,826
Contingent consideration	128,248	124,056
Total liabilities	$1,396,674	$1,337,865
Commitments and contingencies
Mezzanine Equity
Preferred mezzanine equity	155,417	155,220

Stockholders' Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,295,329 outstanding	323	323
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602	602

Additional paid-in capital	259,328	257,963
Retained earnings	158,611	118,194
Non-controlling interests	21,511	24,081
Total mezzanine and stockholders' equity	595,792	556,383
Total liabilities, mezzanine equity, and stockholders' equity	$1,992,466	$1,894,248

SOURCE: Dream Finders Homes, Inc.

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com

Anabel Fernandez – Chief Financial Officer
Robert Riva – General Counsel